UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
          UNDER THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 19)1



                              X-Rite, Incorporated
                              --------------------
                                (Name of Issuer)


                     Common Stock, Par Value $.10 Per Share
                     --------------------------------------
                         (Title of Class of Securities)


                                    983857103
                                    ---------
                                 (CUSIP Number)

                                December 31, 2004
                                -----------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                            Rule 13d-1(b)
                                    -----
                                      X     Rule 13d-1(c)
                                    -----
                                            Rule 13d-1(d)
                                    -----


         1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                      (Continues on the following page(s))

                                Page 1 of 7 Pages

 CUSIP NO. 983857103                  13G                      PAGE 2 OF 7 PAGES
          ----------




--------- ----------------------------------------------------------------------

1         Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
         (Entities Only)

          Rufus S. Teesdale
--------- ----------------------------------------------------------------------

2         Check the Appropriate Box if a Member of a Group          (a)  / /
          (See Instructions)                                        (b)  / /


--------- ----------------------------------------------------------------------

3         SEC Use Only


--------- ----------------------------------------------------------------------

4         Citizenship or Place of Organization

          United States of America
--------- ----------------------------------------------------------------------

Number of                 5      Sole Voting Power

Shares                           1,344,942

                          ------ -----------------------------------------------
Beneficially
                          6      Shared Voting Power
Owned by
                                 0
                          ------ -----------------------------------------------
Each Reporting
                          7      Sole Dispositive Power
Person With
                                 1,344,942
                          ------ -----------------------------------------------

                          8      Shares Dispositive Power

                                 0
------------------------- ------ -----------------------------------------------

9         Aggregate Amount Beneficially Owned by Each Reporting Person

          1,344,942
--------- ----------------------------------------------------------------------
          Check if the Aggregate Amount in Row (9) Excludes Certain Shares
10        (See Instructions)                                        / /


--------- ----------------------------------------------------------------------

11        Percent of Class Represented by Amount in Row (9)

          6.4%
--------- ----------------------------------------------------------------------

12        Type of Reporting Person (See Instructions)

          IN
--------- ----------------------------------------------------------------------

CUSIP NO. 983857103                      13G                   PAGE 3 OF 7 PAGES
         ----------




--------- ----------------------------------------------------------------------

1         Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
         (Entities Only)

          D. Ted Thompson
--------- ----------------------------------------------------------------------

2         Check the Appropriate Box if a Member of a Group          (a)  / /
          (See Instructions)                                        (b)  / /

--------- ----------------------------------------------------------------------

3         SEC Use Only


--------- ----------------------------------------------------------------------

4         Citizenship or Place of Organization

          United States of America
--------- ----------------------------------------------------------------------

Number of                 5      Sole Voting Power

Shares                           1,455,800

                          ------ -----------------------------------------------
Beneficially
                          6      Shared Voting Power
Owned by
                                 0
                          ------ -----------------------------------------------
Each Reporting
                          7      Sole Dispositive Power
Person With
                                 1,455,800
                          ------ -----------------------------------------------

                          8      Shares Dispositive Power

                                 0
------------------------- ------ -----------------------------------------------

9         Aggregate Amount Beneficially Owned by Each Reporting Person

           1,455,800
--------- ----------------------------------------------------------------------

10        Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
          (See Instructions)                                        /X/


--------- ----------------------------------------------------------------------

11        Percent of Class Represented by Amount in Row (9)

           6.9%
--------- ----------------------------------------------------------------------

12        Type of Reporting Person (See Instructions)

           IN
--------- ----------------------------------------------------------------------

CUSIP NO. 983857103                       13G                  PAGE 4 OF 7 PAGES
         ----------


================================================================================

ITEM 1(A)         NAME OF ISSUER:

                  X-Rite, Incorporated

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3100 44th Street, S.W.
                  Grandville, MI 49418

ITEM 2(A)         NAME OF PERSON(S) FILING:

                  Rufus S. Teesdale
                  D. Ted Thompson

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Rufus S. Teesdale         3152 E. Gatehouse Drive, S.E.
                                            Grand Rapids, MI 49546

                  D. Ted Thompson           1980 76th Street, S.W.
                                            Byron Center, MI 49315

ITEM 2(C)         CITIZENSHIP:

                  United States of America

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, Par Value $.10

ITEM 2(E)         CUSIP NUMBER:

                  983857103

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a)               / /    Broker or Dealer registered under Section 15
                                  of the Act (15 U.S.C. 78o).

         (b)               / /    Bank as defined in Section 3(a)(6) of the
                                  Act (15 U.S.C. 78c).

         (c)               / /    Insurance company as defined in Section
                                  3(a)(19) of the Act (15 U.S.C. 78c).

         (d)               / /    Investment  company  registered  under
                                  Section 8 of the  Investment  Company Act of
                                  1940 (15 U.S.C. 80a-8).

         (e)               / /    An investment advisor registered in
                                  accordance with ss. 240.13d-1(b)(1)(ii)(E).

         (f)               / /    An employee benefit plan or endowment fund
                                  in accordance with ss. 240.13d-1(b)(1)(ii)(F).

CUSIP NO. 983857103                       13G                  PAGE 5 OF 7 PAGES
         ----------

================================================================================

         (g)               / /    A parent holding company or control person, in
                                  accordance with ss. 240.13d-1(b)(ii)(G).

         (h)               / /    A savings  association as defined in Section
                                  3(b) of the Federal  Deposit  Insurance Act
                                  (12 U.S.C. 1813).

         (i)              / /     A church plan that is excluded from the
                                  definition of an investment company under
                                  Section 3(c)(14) of the Investment Company
                                  Act of 1940 (15 U.S.C. 80a-3).

         (j)              / /     Group, in accordance with ss.
                                  240.13d-1(b)(1)(ii)(J).

ITEM 4            OWNERSHIP:

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Rufus S. Teesdale
-----------------

         (a) Amount beneficially owned:                               1,344,942

         (b) Percent of Class:                                              6.4%

         (c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:  1,344,942

                  (ii)     Shared power to vote or to direct the vote:        0

                  (iii)    Sole power to dispose or to direct the disposition
                           of:                                        1,344,942

                  (iv)     Shared power to dispose or to direct the disposition
                           of:                                                0

                  Note: The amount beneficially owned includes options for 80,000 shares exercisable within 60 days.

D. Ted Thompson
---------------

         (a) Amount beneficially owned:                               1,455,800

         (b) Percent of Class:                                              6.9%

         (c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:  1,455,800

                  (ii)     Shared power to vote or to direct the vote:        0

                  (iii)    Sole power to dispose or to direct the disposition
                           of:                                        1,455,800

                  (iv)     Shared power to dispose or to direct the disposition
                           of:                                                0

CUSIP NO. 983857103                       13G                  PAGE 6 OF 7 PAGES
         ----------

================================================================================


                  Note: The amount beneficially owned includes options for 87,500 shares exercisable within 60 days, but does not include 160,000 shares held by a trust for which Mr. Thompson's wife serves as trustee, as to which Mr. Thompson disclaims beneficial ownership.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Reporting persons will no longer be filing as a group.

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

CUSIP NO. 983857103                       13G                  PAGE 7 OF 7 PAGES
         ----------

================================================================================

ITEM 10           CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE:

         AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE, AND CORRECT.



                                                 February       10        , 2005
                                            ------------------------------------
                                                           (Date)


                                            /s/ Rufus S. Teesdale
                                            ------------------------------------
                                                     Rufus S. Teesdale



                                                 February       10        , 2005
                                            ------------------------------------
                                                           (Date)


                                            /s/ D. Ted Thompson
                                            ------------------------------------
                                                      D. Ted Thompson